Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Tenet Healthcare Corporation and the effectiveness of Tenet Healthcare Corporation’s internal control over financial reporting dated February 25, 2013, appearing in the Annual Report on Form 10-K of Tenet Healthcare Corporation for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Dallas, Texas
October 4, 2013